                                              EXECUTION COPY

                                                                     EXHIBIT 4.1


                             SILICON GAMING, INC.

                           _________________________

                              AMENDMENT NO. 1 TO

                         SECURITIES PURCHASE AGREEMENT
                        DATED AS OF SEPTEMBER 30, 1997

                                      FOR

                              UNITS CONSISTING OF

                             SENIOR DISCOUNT NOTES
                            DUE SEPTEMBER 30, 2002

                                      AND

                      WARRANTS TO PURCHASE COMMON STOCK,
                          PAR VALUE $.001 PER SHARE,

                                      OF

                             SILICON GAMING, INC.



                           _________________________

                                 JULY 8, 1998

                             SILICON GAMING, INC.

     AMENDMENT NO. 1 (the "Amendment") dated July 8, 1998, to the Agreement (the "Agreement") dated as of September 30, 1997 by and between Silicon Gaming, Inc., a California corporation (the "Company"), and the purchaser named therein (the "Purchaser"). Unless otherwise defined, capitalized terms used in this Amendment have the same meanings as those ascribed to them in the Agreement.

     WHEREAS, the Company and the Purchaser entered into the Agreement as of September 30, 1997 providing for the issuance by the Company and the purchase by the Purchaser of $30,000,000 aggregate principal amount of Senior Discount Notes and 375,000 Warrants to Purchase Common Stock; and

     WHEREAS, the Company and the Purchaser wish to amend the Agreement to provide for the issuance by the Company and the purchase by the Purchaser of $17,250,000 aggregate principal amount of new Senior Discount Notes (Series B) and 250,000 additional Warrants to Purchase Common Stock; and

     WHEREAS, in connection with such new issuance and purchase, the Company and the Purchaser have agreed to amend the terms of the original Warrants to Purchase Common Stock and to amend the terms of certain other documents.

     NOW THEREFORE, the Company, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agrees with the Purchaser as follows:

                                   ARTICLE I
                                  AMENDMENTS

1.1  AMENDMENTS TO ARTICLE I.
     -----------------------

     (a) Section 1.1 of the Agreement is hereby amended by adding the following definitions:

         "Additional Closing" has the meaning ascribed thereto in Section 2.6 hereof.

         "Additional Closing Date" has the meaning ascribed thereto in Section
         2.6 hereof.

         "Additional Common Stock Purchase Warrants" means the warrants of the Company issued at the Additional Closing pursuant to the Warrant Agreement representing the right to purchase shares of Common Stock at the exercise price set forth therein.

         "Additional Units" has the meaning set forth in Section 2.4(c) hereof."

     (b) Section 1.1 of the Agreement is hereby further amended by revising the definition of "Common Stock Purchase Warrants" to include the Additional Common Stock Purchase Warrants.

     (c) Section 1.1 is hereby further amended by restating each of the following definitions in its entirety:

          "Accreted Value" means, with respect to any Senior Discount Note and as of any date before September 30, 2002, the sum of (a) the issue price of such Senior Discount Note (which shall be equal to $730.58 per $1,000 principal amount at maturity of the Senior Discount Notes (Series A) and $810.43 per $1,000 principal amount at maturity of the Senior Discount Notes (Series B)) and (b) the amount which has accreted at such time calculated by applying an accretion rate per annum to such issue price of 16.64% with respect to the Senior Discount Notes (Series A) and 18.3% with respect to the Senior Discount Notes (Series B), in each case compounding semi-annually on each accretion date as set forth below, from the date of issuance of the Senior Discount Notes to the date as of which the Accreted Value is being determined, in proportion to the number of days elapsed (if calculated on any date other than any semi-annual accretion date) and based on an annual period of twelve 30-day months. As of the dates set forth below, each Senior Discount Note will have the Accreted Value per $1,000 principal amount at maturity appearing opposite such dates:

                       SENIOR DISCOUNT NOTES (SERIES A)

          Semi-annual Accretion Date              Accreted Value
          --------------------------              --------------

          Issue Date                                $  730.58
          March 31, 1998                            $  791.37
          September 30, 1998                        $  857.21
          March 31, 1999                            $  897.29
          September 30, 1999                        $  909.45
          March 31, 2000                            $  922.62
          September 30, 2000                        $  936.89
          March 31, 2001                            $  952.34
          September 30, 2001                        $  962.90
          March 31, 2002                            $  980.52
          September 30, 2002                        $1,000.00

                       SENIOR DISCOUNT NOTES (SERIES B)

          Semi-annual Accretion Date             Accreted Value
          --------------------------             --------------
          Issue Date                                $  810.43
          September 30, 1998                        $  847.23
          March 31, 1999                            $  862.02
          September 30, 1999                        $  878.20
          March 31, 2000                            $  895.89
          September 30, 2000                        $  915.25
          March 31, 2001                            $  936.41
          September 30, 2001                        $  959.57
          March 31, 2002                            $  974.45
          September 30, 2002                        $1,000.00

          "Issue Date" means the date of original issuance of the Senior Discount Notes (Series A) or (Series B), as the case may be.

          "Senior Discount Notes" means the Company's Senior Discount Notes (Series A) and Senior Discount Notes (Series B), due September 30, 2002, as amended or supplemented from time to time in accordance with the terms hereof, that are issued pursuant to this Agreement and each note delivered in substitution or exchange for any such note.

     1.2  AMENDMENTS TO ARTICLE II.
          ------------------------

     (a) Sections 2.1, 2.2 and 2.3 of the Agreement are hereby amended to replace the phrase "Senior Discount Note(s)" by the phrase "Senior Discount Note(s)(Series A)."

     (b) Article II of the Agreement is hereby further amended to add the following Sections 2.4, 2.5 and 2.6:

          2.4  Issuance of Additional Units.
               ----------------------------

               (a) The Company has authorized the issuance and sale of up to $17,250,000 aggregate principal amount of its Senior Discount Notes (Series B), to be issued pursuant to and in accordance with the terms of this Agreement. Each Senior Discount Note (Series B) will be issued in the principal amount of $100,000, substantially in the form set forth in Exhibit E hereto, with such changes
                                        ---------
               thereto, if any, as may be approved by the Purchaser and the
               Company.

               (b) The Company has authorized the issuance and sale of up to 250,000 Additional Common Stock Purchase Warrants, each exercisable to purchase one share of the Common Stock of the Company, to be acquired by the Purchaser in accordance with the terms of this Agreement. The Additional Common Stock Purchase Warrants will be substantially in the form of the Warrant Certificate as set forth in Exhibit A of the Warrant Agreement, with such changes thereto, if any, as may be approved by the Purchaser and the Company.

               (c) The Senior Discount Notes (Series B) and the Additional Common Stock Purchase Warrants will be issued in attached units ("Additional Units") each consisting of $100,000 principal amount of Senior Discount Notes (Series B) and 1,450 Additional Common Stock Purchase Warrants, subject to detachment of the Additional Common Stock Purchase Warrants from the Senior Discount Notes (Series B) upon the terms and subject to the conditions set forth herein.

               (d) The Company and the Purchaser hereby agree that for Federal income tax purposes, including for purposes of determining original issue discount and the issue price of the Senior Discount Notes (Series B) under sections 1271-1275 of the Code and the regulations issued thereunder, the $86,956.52 issue price of each Additional Unit shall be allocated $810.43 to each $1,000 of principal amount of the Senior Discount Notes (Series B) and $4.08 to each Additional Common Stock Purchase Warrant. The Company and the Purchaser hereby further agree that the allocation of the issue price pursuant to the preceding sentence shall be binding on the Company for purposes of any determination by the Company of the issue price of the Senior Discount Notes (Series B) pursuant to the first sentence of Treasury Regulations section 1.1273-2(f)(2).

               2.5  Sale and Purchase of Units.  At the Additional Closing
                    --------------------------
               provided for in Section 2.6, the Company will issue and sell to the Purchaser and, subject to the terms and conditions of this Agreement, the Purchaser will purchase from the Company, the Additional Units at the purchase price of $86,956.52 per Additional Unit payable in cash by wire transfer of immediately available funds.

               2.6  Closing of Sale of Additional Units.  The purchase and
                    -----------------------------------
               delivery of the Additional Units to be purchased by the Purchaser shall take place at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts 02109, at a closing (the "Additional Closing") on July 8, 1998, or at such other place or on such other date as the Purchaser and the Company may agree upon (such date on which the Additional Closing shall have actually occurred, the "Additional Closing Date"). At the Additional Closing, the Company will deliver or cause to be delivered to the Purchaser the Additional Units to be purchased by it against payment of the purchase price therefor. Unless the Purchaser otherwise notifies the Company at least two Business Days prior to the Additional Closing Date, the Additional Units to be purchased hereunder shall be in the form of a single Senior Discount Note (Series B) and a single Additional Common Stock Purchase Warrant certificate, in each case dated the date of the Additional Closing and registered in the Purchaser's name or that of its nominee as set forth on the signature page hereto. If at the Additional Closing the Company shall fail to tender to the Purchaser any of the Additional Units to be purchased by it as provided in this Article II, or any of the conditions specified in Article III for the benefit of the Purchaser or the Company, as the case may be, shall not have been satisfied or waived in writing by the Purchaser or the Company, as applicable, the Purchaser or the Company, as the case may be, shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any other rights it may have by reason of such failure or such non-fulfillment.

          1.3  AMENDMENTS TO ARTICLE III.
               -------------------------

          Article III of the Agreement is hereby amended to add the following Sections 3.3 and 3.4:

               3.3  Conditions Precedent to Obligations of the Purchaser on the
                    -----------------------------------------------------------
               Additional Closing Date. The Purchaser's obligation to purchase
               -----------------------
               and pay for the Additional Units to be sold to it at the Additional Closing is subject (i) to the fulfillment to its satisfaction, prior to or at the Additional Closing, of the conditions set forth in Section 3.1 above, with respect to and after giving effect to, as applicable, the issuance of the Additional Units, in each case substituting the Additional Closing for the Closing and, with respect to the certificate provided for in Section 3.1 (c), referring to the conditions set forth in this Section 3.3, and also providing for a fee pursuant to Section 3.1(m)(ii) of $50,000 (and not $625,000), (ii) to the amendment of the Senior Discount Notes and Warrants issued at the Closing as provided in Exhibits A and D, as amended, and (iii) to the execution by the Company of a Registration Rights Agreement with respect to the Additional Warrants in the form of Exhibit C-2; provided that any or all of such conditions may be waived, in whole or in part, by the Purchaser with respect to this Agreement in its sole and absolute discretion.

               3.4  Conditions Precedent to Obligations of the Company on the
                    ---------------------------------------------------------
               Additional Closing Date. The Company's obligation to issue the
               -----------------------
               Additional Units at the Additional Closing is subject to (i) the fulfillment to its satisfaction, prior to or at the Additional Closing, of the conditions set forth in Section 3.2 above, with respect to and after giving effect to, as applicable, the issuance of the Additional Units, and in each case substituting the Additional Closing for the Closing, and (ii) to the amendment of the Senior Discount Notes and Warrants issued at the Closing as provided in Exhibits A and D, as amended; provided that any or all of such conditions may be waived, in whole or in part, by the Company with respect to this Agreement in its sole and absolute discretion.

          1.4  AMENDMENTS TO ARTICLE IV.
               ------------------------

          The introductory language to Article IV is hereby amended to provide as follows:

               In order to induce the Purchaser to purchase the Units and the Additional Units, the Company represents and warrants that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date or the Additional Closing Date as the case may be (as though made and as though the Closing Date or Additional Closing Date were substituted for the date of this Agreement throughout Article IV):

          1.5  AMENDMENTS TO ARTICLE VI.
               ------------------------

          Sections 6.6 and 6.7 of the Agreement are amended and restated in their entirety as follows:

                6.6 Optional and Mandatory Redemption.
                    ---------------------------------

                    (a) The Senior Discount Notes (Series A) and (Series B) will be subject to redemption, in whole or from time to time in part (in multiples of $1,000 of principal amount) at the option of the Company at the price per $1,000 principal amount at maturity with respect to any Redemption Date appearing opposite the period in which such Redemption Date occurs, plus any accrued and unpaid interest to the Redemption Date:

                       SENIOR DISCOUNT NOTES (SERIES A)

                                              Price per $1,000
                  Period                      Principal Amount
                  ------                      ----------------
               October 1997                       $833.33
               November 1997                      $837.19
               December 1997                      $848.49
               January 1998                       $859.78
               February 1998                      $871.08
               March 1998                         $882.38
               April 1998                         $894.61
               May 1998                           $906.85
               June 1998                          $919.09
               July 1998                          $931.32
               August 1998                        $943.56
               September 1998                     $955.79
               October 1998                       $969.05
               November 1998                      $982.30
               December 1998                      $995.56
               January 1999                       $997.20
               February 1999                      $998.84
               After February 28, 1999          $1,000.00

                       SENIOR DISCOUNT NOTES (SERIES B)

                                              Price per $1,000
                  Period                      Principal Amount
                  ------                      ----------------
               July 1998                          $931.32
               August 1998                        $943.56
               September 1998                     $955.79
               October 1998                       $969.05
               November 1998                      $982.30
               December 1998                      $995.56
               January 1999                       $997.20
               February 1999                      $998.84
               After February 28, 1999          $1,000.00

                    (b) Notwithstanding any other provision hereof, if any Gaming Authority requires that the Purchaser or any Holder or beneficial owner of the Securities must be licensed, qualified or found suitable under any Gaming Laws in order to maintain any material gaming license, registration or approval of the Company, or its Gaming Subsidiaries under such Gaming Laws, and the Purchaser, Holder or beneficial owner of the Securities fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so by any Gaming Authority (or such lesser period that may be required by such Gaming Authority), or if such Purchaser, Holder or beneficial owner is not so licensed, qualified or found suitable, the Purchaser, Holder or beneficial owner of the Securities shall comply with any order by such Gaming Authorities that such Person dispose of any Securities held by it; provided, however, that in the event the Purchaser, Holder or beneficial owner of the Securities does not comply with such order within the required period, the Company shall have the option as its sole remedy with respect to the Senior Discount Notes to call for redemption of the Senior Discount Notes of such Purchaser, Holder or beneficial owner at a price in cash equal to the Accreted Value thereof on the Redemption Date, plus accrued and unpaid interest to the Redemption Date, and except as may be required by any Gaming Authority, the Company shall comply with the procedures contained in the Senior Discount Notes for redemption of the Senior Discount Notes. The Company shall pay or reimburse any Purchaser, Holder or beneficial owner of the Securities who is required to apply for a license, qualification or finding of suitability, for the costs or expenses incurred therewith except with respect to any Purchaser, Holder or beneficial owner of the Securities whose affirmative actions have directly caused such Purchaser, Holder or beneficial owner to so apply.

                    (c) On September 30, 2001, the Company shall redeem $5.0 million in principal amount of the Senior Discount Notes (Series A) and $3.0 million in principal amount of the Senior Discount Notes (Series B) (without prepayment penalty or premium) at 100% of the principal amount so redeemed, plus any accrued and unpaid interest thereon to the Redemption Date.

                    (d) Upon any partial prepayment or redemption of the Senior Discount Notes, the principal amount so prepaid or redeemed shall be allocated to all Senior Discount Notes (Series A) or (Series B), as the case may be, at the time outstanding in proportion to the respective outstanding principal amounts thereof, and a corresponding pro rata adjustment shall be made in the minimum denomination of a Senior Discount Note pursuant to Section 11.1.

               6.7  Mandatory Offers.
                    ----------------

                    (a) Within 10 Business Days after any Change of Control Trigger Date, any Repayment Trigger Date or any Excess Proceeds Date, the Company shall mail a notice to each Holder containing all instructions and materials necessary to enable such Holders to tender Senior Discount Notes pursuant to the Offer and stating: (i) that an Offer is being made pursuant to Section 7.12, 7.13 or 7.18, as the case may be, the length of time the Offer shall remain open, and the maximum aggregate principal amount of Senior Discount Notes that the Company is required to purchase pursuant to such Offer; (ii) the purchase price for the Senior Discount Notes (as set forth in Section 7.12, 7.13 or 7.18, as the case may be), the amount of accrued and unpaid interest on such Senior Discount Notes as of the purchase date, and the purchase date (which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed (the "Purchase Date")); (iii) that any Senior Discount Note not tendered will continue to accrue interest if interest is then accruing; (iv) that, unless the Company defaults in the payment of the purchase price on the Purchase Date, interest shall cease to accrue on such Senior Discount Notes on the Purchase Date; (v) that Holders electing to tender any Senior Discount Note or portion thereof will be required to surrender their Senior Discount Note, with a form entitled "Option of Holder to Elect Purchase" completed, to the Company at the address specified in Section 13.2 hereof prior to the close of business on the Business Day preceding the Purchase Date, provided that
                                                              --------
                    Holders electing to tender only a portion of any Senior Discount Note must tender a principal amount of $1,000 or integral multiples thereof; (vi) that Holders will be entitled to withdraw their election to tender Senior Discount Notes if the Company receives, not later than the close of business on the second Business Day preceding the Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Senior Discount Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have such Senior Discount Notes purchased; (vii) that Holders whose Senior Discount Notes are accepted for payment in part will be issued new Senior Discount Notes equal in principal amount to the unpurchased portion of Senior Discount Notes surrendered, provided that only Senior
                                                --------
                    Discount Notes in a principal amount of $1,000 or integral multiples thereof will be accepted for payment in part and
                    (viii) if the Offer is made with respect to a Change of

                    Control, the circumstances and relevant facts regarding such Change of Control.

                    (b) On the Purchase Date for any Offer, the Company shall
                    (i) in the case of an Offer resulting from a Change of Control, accept for payment all Senior Discount Notes or portions thereof tendered pursuant to such Offer, (ii) in the case of an Offer resulting from one or more Securities Sales or Mezzanine Debt Financings the aggregate Net Cash Proceeds of which exceed $40,000,000, accept for payment all Senior Discount Notes or portions thereof tendered pursuant to such Offer that can be purchased out of such Net Cash Proceeds, and (iii) in the case of an Offer resulting from an Asset Disposition pursuant to which the Company or any Subsidiary has Excess Proceeds, accept for payment the maximum principal amount of Senior Discount Notes that can be purchased out of such Excess Proceeds; provided, however,
                                                              --------  -------
                    that the Company will accept pursuant to Offers described in clauses (ii) and (iii) Senior Discount Notes (Series A) and (Series B) in proportion to the aggregate principal amount of such Senior Discount Notes (Series A) and (Series B), respectively, tendered pursuant to such Offer.

                    (c) With respect to any Offer, (i) if less than all of the Senior Discount Notes tendered pursuant to an Offer are to be accepted for payment by the Company for any reason, the Company shall select on or prior to the Purchase Date the Senior Discount Notes or portions thereof to be accepted for payment pursuant to Section 6.2; and (ii) unless the Company defaults in the payment of the purchase price for such Senior Discount Notes on the Purchase Date, interest shall cease to accrue on such Senior Discount Notes on the Purchase Date; provided, however, that if the Company fails
                                   --------  -------
                    to purchase all Senior Discount Notes accepted for payment, the Company shall purchase on a pro rata basis all Senior Discount Notes (Series A) and (Series B), respectively, accepted for payment and interest shall continue to accrue on all Senior Discount Notes not purchased.

                    (d) Promptly after the Purchase Date with respect to an Offer, (i) the Company shall mail to each Holder of Senior Discount Notes or portions thereof accepted for payment an amount equal to the purchase price for, plus any accrued and unpaid interest on, such Senior Discount Notes, (ii) with respect to any tendered Senior Discount Note not accepted for payment in whole or in part, the Company shall return such Senior Discount Note to the

                    Holder thereof, and (iii) with respect to any Senior Discount Note accepted for payment in part, the Company shall authenticate and mail to each such Holder a new Senior Discount Note equal in principal amount to the unpurchased portion of the tendered Senior Discount Note.

                    (e) The Company will (i) publicly announce the results of the Offer on or as soon as practicable after the Purchase Date, and (ii) comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable to any Offer.

                    (f) Notwithstanding Section 7.12 and Section 6.7, upon the occurrence of a Change in Control Trigger Date, in lieu of repurchasing Senior Discount Notes as required by Section 7.12, the Company may elect, instead, to call for redemption all Senior Discount Notes pursuant to Section 6.1 provided that the related Notice of Redemption is mailed to all holders not later than the last date that it would be required to commence a Mandatory Offer pursuant to Section
                    6.7 in respect of such Change in Control.

          1.6  AMENDMENTS TO ARTICLE VII.

          Article VII of the Agreement is hereby amended to add the following Sections 7.19, 7.20 and 7.21:

               7.19  Information Requests.  The Company acknowledges that the
                     --------------------
               Purchaser may wish, from time to time, to request from the Company certain information, to review such information, and to provide the Company with its views with respect to such information. Accordingly the Company hereby confirms that the Purchaser may:

                    (a) discuss the business operations, properties and financial and other condition of the Company with the Company's management;

                    (b) submit proposals or suggestions to the Company's management from time-to-time and the Company's management will discuss such proposals or suggestions with the Purchaser within a reasonable period after such submission but shall have no obligation to accept such proposals or suggestions (the management, policies and operations of the Company being within the sole and absolute discretion of the Company); and

                    (c) inspect the Company's books and records, to inspect its business premises and other properties, to receive financial statements, operating reports, budgets or other financial reports of the Company, and to reasonably request information at reasonable times and intervals concerning the general status of the Company's financial condition and operations.

              7.20  Confidentiality.  The Purchaser agrees that except as may be
                    ---------------
              required by law, rule, regulation, legal process or regulatory authority, any non-public information received from the Company pursuant hereto (the "Information") will be treated as confidential and will not be disclosed by the Purchaser or made available to any third party (other than any of the Purchaser's partners, employees, advisers, attorneys, accountants or agents which the Purchaser reasonably believes have a need to know such information and which agree to be bound by the confidentiality provisions set forth herein) without the Company's prior written approval and without safeguards for protecting such information. The Purchaser agrees that it shall use its reasonable efforts to maintain the confidence of all Information disclosed to it pursuant to this letter agreement, except that (i) the Purchaser may disclose any Information to any Person with whom the Purchaser is discussing a potential sale of any Securities, provided that such Person executes a confidentiality agreement substantially similar to this paragraph in favor of the Company and (ii) to the extent that the Purchaser is requested or required (by deposition, interrogatories, subpoena or otherwise) as part of an action, suit, proceeding or investigation by or before any court or governmental authority. Notwithstanding the foregoing, "Information" excludes any of the foregoing that has entered the public domain through no fault of the Purchaser, that an authorized executive officer of the Company has authorized for public dissemination, that was known to or possessed by the Purchaser prior to its discussion with the Company of the transactions contemplated in the first paragraph of this letter agreement and other than through disclosure or delivery by the Company, or that was learned or obtained by the Purchaser from sources having no duty of confidentiality to the Company. The Purchaser may decline to receive Information by providing written notice to the Company.

              7.21  Certification Not a Waiver.  The Company acknowledges that
                    --------------------------
              the Purchaser may be required from time to time to give certifications or make representations to Gaming Authorities with respect to the Purchaser's intention to influence the Company's management or operations. The Company hereby agrees that the submission of such a certification or representation does not constitute a waiver by the

            Purchaser of the provisions of Section 7.19, nor shall any failure to exercise such provisions of constitute such a waiver. Notwithstanding the foregoing, however, the Purchaser acknowledges that it may be subject to Gaming Laws with respect to its ownership of the Securities or its exercise of the provisions of Section 7.19 or otherwise and the Purchaser shall be responsible for any costs or expenses it may incur in complying with any Gaming Laws.

       1.7  AMENDMENTS TO ARTICLE XI.
            ------------------------

       (a) Section 11.1 of the Agreement is hereby amended and restated in its entirety as follows:

            11.1  Form and Dating.  The Senior Discount Notes shall be
                  ---------------
            substantially in the form of Exhibits A-1 and A-2 hereto, which
                                         --------------------
            exhibits are part of this Agreement. The Senior Discount Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Company shall approve the form of the Senior Discount Notes and any notation, legend or endorsement on them. Subject to adjustment as provided in Section 6.6(c) hereof, the Senior Discount Notes shall be issued, and may be transferred only, in denominations of $100,000 and integral multiples thereof. The terms and provisions contained in the Senior Discount Notes shall constitute, and are hereby expressly made, a part of this Agreement and to the extent applicable, the Company, by its execution and delivery of this Agreement, expressly agrees to such terms and provisions and to be bound thereby.

       (b) The second paragraph of Section 11.2 of the Agreement is hereby amended and restated in its entirety as follows:

            With respect to the sale and issuance of the Senior Discount Notes, the Company shall authorize for issuance, upon the execution and delivery of this Agreement, Senior Discount Notes in an aggregate principal amount up to $47,250,000. In no case shall the aggregate principal amount of outstanding Senior Discount Notes exceed $47,250,000 at any time, except as provided in Section 11.5.

       (c) Section 11.10 of the Agreement is hereby amended and restated in its entirety as follows:

            11.10 Record Date.  If a record date for purposes of determining the
                  -----------
            identity of Holders of Senior Discount Notes entitled to vote or consent to any action by vote or consent authorized or permitted under this

            Agreement is fixed by the Company, such record date shall be 10 days prior to the first solicitation of such vote or consent.

       (c) Section 11.12 of the Agreement is hereby amended and restated in its entirety as follows:

            11.12 Restrictive Legends.  Except as otherwise permitted by
                  -------------------
            this Section 11.12, each Unit, and each constituent Senior Discount Note and Common Stock Purchase Warrant certificate (or Common Stock certificate issued on exercise thereof), issued pursuant to this Agreement shall be stamped or otherwise imprinted with a legend in substantially the following form:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR PURSUANT TO THE SECURITIES OR "BLUE SKY" LAWS OF ANY STATE. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED, EXCEPT PURSUANT TO (i) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER SUCH ACT, (ii) RULE 144 OR RULE 144A UNDER SUCH ACT, OR (iii) ANY OTHER EXEMPTION FROM REGISTRATION UNDER SUCH ACT RELATING TO SUCH ACT, PROVIDED THAT, IF REQUESTED BY THE COMPANY, AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM AND SUBSTANCE IS FURNISHED TO THE COMPANY THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.

            IN ADDITION, ANY SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION OF THIS SECURITY IS RESTRICTED BY, AND THE RIGHTS OF THE HOLDER OF SUCH SECURITY ARE SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN, A SECURITIES PURCHASE AGREEMENT DATED AS OF_______________, A COMPLETE AND CORRECT COPY OF THE FORM OF WHICH WILL BE FURNISHED BY THE ISSUER

            TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

            PURSUANT TO PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986 RELATING TO ORIGINAL ISSUE DISCOUNT AND TREASURY REGULATIONS PUBLISHED THEREUNDER, THE FOLLOWING INFORMATION IS PROVIDED: (1) THIS SECURITY IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT IN THE AMOUNT OF $___________ PER $1,000 OF FACE AMOUNT; (2) THE ISSUE PRICE OF THIS SECURITY IS $_______ PER $1,000 FACE AMOUNT; (3) THE ISSUE DATE OF THIS SECURITY IS _____________; AND (4) THE YIELD TO MATURITY OF THIS SECURITY IS _____%.

            The Company shall maintain a copy of this Agreement and any amendments thereto on file in its principal office, and will make such copy available during normal business hours for inspection to any party thereto or will provide such copy to the Purchaser upon its request.

            Whenever the legend requirement imposed by this Section 11.12 shall terminate, as hereinabove provided, the respective holders of Securities for which such legend requirements have terminated shall be entitled to receive from the Company, at the Company's expense, Senior Discount Notes or new Common Stock Purchase Warrant certificates, as applicable, without such legend.

       1.8  AMENDMENTS TO ARTICLE XIII
            --------------------------

       Section 13.12 of the Agreement is hereby amended and restated in its entirety as follows:

            13.12 Merger.  This Agreement, as amended from time to time, and
                  ------
            the Senior Discount Notes constitute the entire agreement of the Company and the Holders and express the entire understanding of the Company and the Holders with respect to the Senior Discount Notes.

       1.9  AMENDMENTS TO EXHIBITS.
            ----------------------

       (a) Exhibit A to the Agreement is hereby amended to be designated A-1 and to add a new Exhibit A-2 in the form set forth in Exhibit 1 hereto.

       (b) Exhibit C to the Agreement is hereby amended to be designated C-1 and to add a new Exhibit C-2 in the form set forth in Exhibit 2 hereto.

       (c)  Exhibit D to the Agreement is hereby amended as set forth in
Exhibit 3 hereto.

                                  ARTICLE II
                                 MISCELLANEOUS

       2.1. Severability.  Any provision of this Agreement that is prohibited or
            ------------
unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

       2.2. Successors and Assigns.  All covenants, promises and agreements by
            ----------------------
or on behalf of the respective parties which are contained in this Amendment shall bind and inure to the benefit of the successors and assigns of all other parties. The terms and provisions of this Amendment shall inure to the benefit of and shall be binding upon any assignee or transferee of the Purchaser, and in the event of such transfer or assignment, the rights and privileges herein conferred upon the Purchaser shall automatically extend to and be vested in, and become an obligation of, such transferee or assignee, all subject to the terms and conditions hereof. In connection therewith, such transferee or assignee may disclose all documents and information which such transferee or assignee now or hereafter may have relating to this Amendment, subject to full compliance with
Section 13.9 of the Agreement.

       2.3. Governing Law.  THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN
            -------------
ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAW.

       2.4. Service of Process.  The Company (a) hereby irrevocably submits
            ------------------
itself to the jurisdiction of the state courts of the State of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Amendment or the subject matter hereof or thereof brought by the Purchaser or its successors or assigns and (b) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Amendment or the subject matter hereof may not be enforced in or by such court, and (c) hereby waives any offsets or counterclaims in any such action, suit or proceeding (other than compulsory counterclaims). The Company hereby consents to service of process by registered mail at the address to which notices are to be given. The Company agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the

Purchaser. Final judgment against the Company in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions (a) by suit, action or proceeding on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness or liability of the Company therein described or (b) in any other manner provided by or pursuant to the laws of such other jurisdiction; provided,
                                                                --------
however, that the Purchaser may at its option bring suit or institute other
-------
judicial proceedings against the Company or any of the Company's assets in any state or federal court of the United States or in any country or place where the Company or such assets may be found.

       2.5. Waiver of Jury Trial.  THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY
            --------------------
IN ANY LITIGATION, SUIT OR PROCEEDING, IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AMENDMENT, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF, PROVIDED, HOWEVER, THAT WITH
                                                   --------  -------
RESPECT TO ANY COMPULSORY COUNTERCLAIM (I.E., A CLAIM BY ONE PARTY AGAINST ANOTHER PARTY WHICH IF NOT BROUGHT IN SUCH ACTION WOULD RESULT IN THE PARTY BRINGING SUCH CLAIM BEING FOREVER BARRED FROM BRINGING SUCH CLAIM), THE PARTY BRING SUCH CLAIM SHALL HAVE THE RIGHT TO RAISE SUCH COMPULSORY COUNTERCLAIM IN ANY SUCH LITIGATION.

       2.6. Counterparts.  This Amendment may be executed simultaneously in
            ------------
two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

                              AMENDMENT NO. 1 TO
                         SECURITIES PURCHASE AGREEMENT
                        UNITS OF SENIOR DISCOUNT NOTES
                      AND COMMON STOCK PURCHASE WARRANTS

                            COMPANY SIGNATURE PAGE

     If this Amendment is satisfactory, please so indicate by signing the applicable attached signature page of this Amendment and delivering such counterpart to the Company whereupon this Amendment will become binding among the parties hereto in accordance with its terms.


                              SILICON GAMING, INC.,
                               a California corporation


                              By: /s/ Thomas E. Carlson
                                 -----------------------------------------
                              Name:  Thomas E. Carlson
                              Title: Vice President and Chief Financial Officer

                              AMENDMENT NO. 1 TO
                         SECURITIES PURCHASE AGREEMENT
                        UNITS OF SENIOR DISCOUNT NOTES
                      AND COMMON STOCK PURCHASE WARRANTS

                           PURCHASER SIGNATURE PAGE

Accepted and agreed as of the               Aggregate Number and
date first written above:                   Purchase Price of Additional Units
                                            to be Purchased:
B III CAPITAL PARTNERS, L.P.,               Number of Units: 172.5
 a Delaware limited partnership
                                            Comprised of:
By:   DDJ Capital III, LLC,                 Aggregate principal
       its General Partner                  amount of Senior Discount Notes
By:   DDJ Capital Management, LLC,          to be Purchased: $17,250,000
       its Manager
                                            Aggregate Number of
                                            Shares of Common Stock
                                            Purchase Warrants to
By: /s/ Judy K. Mencher                     be Purchased: 250,000
   -------------------------------
   Name:
   Title: Member                            Purchase Price: $15,000,000

Address:  c/o DDJ Capital Management, LLC
          Attn: Wendy Schnipper Clayton
          141 Linden Street, Suite 4
          Wellesley, MA 02181

Telephone:  (617) 283-8500
Telecopy:   (617) 283-8555

Nominee (name in which the Units are to be registered, if different than name of Purchaser):

Goldman Sachs & Company FFC: BIII Capital Partners, L.P.
--------------------------------------------------------
       (Nominee's Name)